Exhibit 99.1

Vera Bradley Announces Fiscal 2013 Third Quarter Financial Results

•	Net revenues increased 14.2% to $138.3 million.

•	Direct net revenues increased 23.6%, including an increase of 7.1% in comparable-store sales; Indirect net revenues increased 7.1%.

•	Net income increased $4.7 million to $17.7 million versus $13.0 million in the third quarter of fiscal 2012, an increase of 36.9%.

•	Diluted EPS were $0.44 compared to $0.32 in the third quarter of fiscal 2012.

FORT WAYNE, Ind., December 5, 2012 — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fiscal 2013 third quarter ended October 27, 2012. The Company reported net revenues of $138.3 million for the third quarter, compared to $121.1 million in the third quarter of fiscal 2012, an increase of $17.2 million, or 14.2%. Diluted earnings per share for the quarter were $0.44, an increase of 37.5% from earnings per share in the third quarter of fiscal 2012.

“We are pleased with the strength of our operating results in the third quarter. Our brand and product offering continue to resonate with consumers resulting in meaningful growth across our business segments,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “Our ongoing success is a tribute to the strength of our brand, our distinctive products, our talented team and retail partners, and our loyal customers. We are excited about the balance of the holiday season and remain optimistic about the long term prospects for Vera Bradley.”

In the Direct segment, revenues increased 23.6% to $64.3 million, primarily driven by growth across our full-price and outlet stores. In our stores, net revenues grew 44% during the quarter, due to both the opening of 17 full-price and 3 outlet stores during the past year, as well as a comparable-store sales increase of 7.1%. E-commerce growth was 1.2% due to reduced levels of discounting as compared to the prior year. E-commerce growth was 55% in the third quarter of last year. Indirect revenues increased 7.1% to $74.0 million due to strong demand for our product portfolio through both specialty retail and department store partners.

Gross profit for the third quarter increased 22.2% to $80.2 million, resulting in gross margin of 58.0%, compared to gross margin of 54.2% in the prior year. The third quarter increase in gross margin was due primarily to operational efficiencies, prior year opportunistic sale of retired inventory and lower input costs, partially offset by a $1.2 million charge, related to damaged inventory written off during the quarter.

Total SG&A expense was $53.6 million for the third quarter, compared to $45.4 million in the prior year. SG&A as a percentage of net revenues was unfavorable by 130 basis points compared to the prior year, due primarily to annualizing fiscal 2012 infrastructure investments made in the second half of last year and increased marketing expenses.

Operating income increased 28.1% to $27.6 million, or 19.9% of net revenues, in the third quarter, compared to operating income of $21.5 million, or 17.8% of net revenues, in the third quarter of fiscal 2012.

The effective tax rate was 35.2% for the quarter, compared to 38.9% in the prior year. The effective tax rate reduction was primarily related to state tax credits received and discrete items recorded during the third quarter.

Net income for the quarter increased $4.7 million to $17.7 million, or $0.44 per diluted share, compared to $13.0 million, or $0.32 per diluted share, in the third quarter of fiscal 2012.

Year-to-Date Results

For the thirty-nine weeks ended October 27, 2012, net revenues increased 16.0% to $378.6 million, from $326.3 million in the same prior-year period. By segment, Direct revenues increased 31.4% to $189.2 million, with comparable-store sales increasing 5.7%. Indirect revenues increased 3.9% to $189.4 million.

Operating income increased 10.5% to $70.2 million, or 18.5% of net revenues, for the thirty-nine weeks, compared to operating income of $63.5 million, or 19.5% of net revenues in the comparable prior-year period.

The effective tax rate for the thirty-nine weeks ended October 27, 2012, was 37.2%, compared to 39.6% for the same period in the prior year. The effective tax rate reduction was primarily related to state tax credits received and discrete items recorded during the third quarter.

Net income for the thirty-nine weeks increased 15.7% to $43.7 million, or $1.08 per diluted share, compared to $37.8 million, or $0.93 per diluted share a year ago.

Cash flow from operations for the thirty-nine weeks ended October 27, 2012 totaled $22.2 million, compared to $6.9 million for the same period in the prior year, primarily from the increase in net income and timing of tax payments.

Outlook

For the fourth quarter of fiscal 2013, the Company expects net revenues to be in a range of $147 million to $152 million, compared to $134.5 million in the fourth quarter of fiscal 2012. Gross margin for the fourth quarter is expected to expand over the prior year by approximately 130 basis points, primarily due to leveraged overhead costs driven by higher than expected inventory levels.

Diluted earnings per share are expected to be in a range of $0.55 to $0.57. The earnings per share estimate assumes an effective tax rate of 38% and fully diluted weighted average shares outstanding of 40.6 million.

For fiscal 2013, the Company expects net revenues to be in a range of $526 million to $531 million and diluted earnings per share for the full year are expected to be in a range of $1.63 to $1.65. The earnings per share guidance includes an effective tax rate of 37.5% and fully diluted weighted average shares outstanding of 40.6 million.

Call Information

A conference call to discuss fiscal 2013 third quarter results is scheduled for today, December 5, 2012, at 4:30 p.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through December 19, 2012. To access the recording, listeners should dial (877) 870-5176, and enter the access code, 5662640.

About Vera Bradley, Inc.

Vera Bradley infuses color into all aspects of women's lives with vibrant handbags, accessories, luggage, eyewear, travel items and gifts. Founded in 1982 by Barbara Bradley Baekgaard and Patricia R. Miller, the brand inspires women to "be colorful" with designs that reflect their personal style. As of October 27, 2012, Vera Bradley accessories can be found in 64 retail stores in the U.S., 11 outlet stores, approximately 3,300 specialty retailers and online at verabradley.com. Vera Bradley employs approximately 2,000 and the company's fiscal 2012 sales were $461 million. The company's commitment to breast cancer research continues to expand through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACT:

Investors:

Vera Bradley

Paul G. Blair

pblair@verabradley.com

(260) 207-5183

ICR, Inc.

Joseph Teklits

Jean Fontana

Jean.fontana@icrinc.com

(203) 682-8200

Media:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	October 27, 2012	January 28, 2012	October 29, 2011
Assets
Current assets:
Cash and cash equivalents	$4,468	$4,922	$8,342
Accounts receivable, net	46,866	38,097	38,591
Inventories	135,311	106,967	111,099
Prepaid expenses and other current assets	9,758	8,343	8,651
Deferred income taxes	8,784	8,010	10,317

Total current assets	205,187	166,339	177,000

Property, plant, and equipment, net	76,941	52,312	47,308
Other assets	1,844	862	967

Total assets	$283,972	$219,513	$225,275

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$36,683	$27,276	$18,949
Accrued employment costs	12,283	15,738	12,515
Other accrued liabilities	17,737	15,297	14,468
Income taxes payable	58	1,705	—
Current portion of long-term debt	73	89	88

Total current liabilities	66,834	60,105	46,020

Long-term debt	35,294	25,095	65,568
Deferred income taxes	4,371	4,205	4,820
Other long-term liabilities	8,408	6,101	5,413

Total liabilities	114,907	95,506	121,821

Shareholders’ equity:
Additional paid-in capital	75,113	73,590	73,115
Retained earnings	94,061	50,320	30,218
Accumulated other comprehensive (loss) income	(109)	97	121

Total shareholders’ equity	169,065	124,007	103,454

Total liabilities and shareholders’ equity	$283,972	$219,513	$225,275

Vera Bradley, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net revenues	$138,346	$121,149	$378,584	$326,328
Cost of sales	58,118	55,471	164,442	144,578

Gross profit	80,228	65,678	214,142	181,750
Selling, general, and administrative expenses	53,598	45,365	148,622	124,474
Other income	941	1,206	4,660	6,229

Operating income	27,571	21,519	70,180	63,505
Interest expense, net	172	288	515	933

Income before income taxes	27,399	21,231	69,665	62,572
Income tax expense	9,657	8,269	25,924	24,753

Net income	$17,742	$12,962	$43,741	$37,819

Basic weighted-average shares outstanding	40,534	40,507	40,527	40,507
Diluted weighted-average shares outstanding	40,574	40,540	40,563	40,538
Basic earnings per share	$0.44	$0.32	$1.08	$0.93
Diluted earnings per share	0.44	0.32	1.08	0.93

Vera Bradley, Inc.

Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Thirty-Nine Weeks Ended
	October 27, 2012	October 29, 2011
Cash flows from operating activities
Net income	$43,741	$37,819
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	7,424	6,992
Provision for doubtful accounts	370	375
Loss on disposal of property, plant, and equipment	25	—
Stock-based compensation	2,198	1,116
Deferred income taxes	(548)	(54)
Changes in assets and liabilities:
Accounts receivable	(9,139)	(4,703)
Inventories	(28,489)	(14,382)
Other assets	(2,397)	(239)
Accounts payable	9,407	(11,063)
Income taxes payable	(1,647)	(10,010)
Accrued and other liabilities	1,292	1,018

Net cash provided by operating activities	22,237	6,869

Cash flows from investing activities
Purchases of property, plant, and equipment	(32,114)	(11,316)

Net cash used in investing activities	(32,114)	(11,316)

Cash flows from financing activities
Payments on financial-institution debt	(70,750)	(28,000)
Borrowings on financial-institution debt	81,000	26,700
Payments on vendor-financed debt	(66)	(61)
Tax withholdings for equity compensation	(736)	—
Other	—	76

Net cash provided by (used in) financing activities	9,448	(1,285)

Effect of exchange rate changes on cash and cash equivalents	(25)	121

Net decrease in cash and cash equivalents	(454)	(5,611)
Cash and cash equivalents, beginning of period	4,922	13,953

Cash and cash equivalents, end of period	$4,468	$8,342